Exhibit 99.1

Hirsch International and Sheridan Square Entertainment Announce Agreement in Principle to Terminate Merger

HAUPPAUGE, N.Y. - April 26, 2006 - Hirsch International Corp. (Nasdaq: HRSH), the exclusive distributor of Tajima embroidery systems in the United States, and Sheridan Square Entertainment, Inc., a privately held producer and distributor of recorded music, announced today that they have reached an agreement in principal to terminate their previously announced merger.

The parties had previously entered into an Agreement and Plan of Merger dated as of July 20, 2005. At the time the merger agreement was executed, Hirsch made an equity investment into Sheridan which eventually totaled $1 million.

While Hirsch and Sheridan have been working towards closing the merger, they agree that their respective corporate goals and strategies have become divergent. The parties are presently negotiating a formal termination agreement.

Sheridan Square Entertainment, Inc. is a New York based music holding company.

Hirsch International Corp. is the leading single source provider of Tajima embroidery systems marketed under the name Tajima Sales & Support by Hirsch. For more information on Hirsch products and services, call Hirsch International Corp. at 1.800.394.4426 or visit the website at www.Tajima-Hirsch.com.

Certain statements and information included in this press release constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements express our intentions, strategies, or predictions for the future. These forward looking statements involve unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Hirsch to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, without limitation, ongoing competition from other distributors and manufacturers of embroidery equipment, fluctuations in currency, the effectiveness of new advertising and promotion strategies, availability of adequate supplies of inventory, the ability to attract and maintain employees, legal and regulatory matters, potential new business opportunities, the Company's ability to have a competitive position in the embroidery machine market, volatility in sales, fluctuations in working capital and general economic conditions. A further discussion of factors that could affect Hirsch's results is included in reports filed with the Securities and Exchange Commission, including Hirsch's Annual Report on Form 10-K for the year ended January 29, 2005.

Contact:
Paul Gallagher
President and Chief Executive Officer
Hirsch International Corp.
631.701.2211


Beverly Eichel
Chief Financial Officer
Hirsch International Corp.
631.701.2169